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                                  EXHIBIT 3.3

                            UNITED STATES OF AMERICA

          BEFORE THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

                                WASHINGTON, D.C.

                                           :
Written Agreement by and between           :

GREAT GUARANTY BANCSHARES, INC.            :
New Roads, Louisiana                       :        DOCKET NO. 85-150-WA/RB-HC
                                           :
and                                        :
                                           :
FEDERAL RESERVE BANK OF ATLANTA            :
Atlanta, Georgia                           :

         WHEREAS, in order to maintain the financial soundness of Great Guaranty Bancshares, Inc., New Roads, Louisiana ("Bancshares"), a registered bank holding company, the Federal Reserve Bank of Atlanta (the "Reserve Bank') and Bancshares have mutually agreed to enter into this Agreement;

         WHEREAS, as of the date of this Agreement, Bancshares owns and controls the Guaranty Bank and Trust Company, New Roads, Louisiana (the "Bank");

         WHEREAS, this Agreement is being executed in accordance with the Rules Regarding Delegation of Authority of the Board of Governors of the Federal Reserve System (the "Board of Governors"), specifically 12 CFR 265.2(f)(26), and the Reserve Bank has received the prior approval of the Director of the Division of Banking Supervision and Regulation and the General Counsel of the Board of Governors of the Federal Reserve System to enter into this Agreement with Bancshares; and

         WHEREAS, on November 18, 1985, the board of directors of Bancshares at a duly constituted meeting, adopted a resolution authorizing and directing Thomas R. Bryan to enter into this Agreement on behalf of Bancshares and consenting to compliance by Bancshares and its directors, officers, agents and employees with each and every provision of this Agreement.

         NOW THEREFORE, before the taking of any testimony or adjudication of or finding on any issue of fact or law herein, and without this Agreement constituting an admission of any allegation made or implied by the Board of Governors, Bancshares and the Reserve Bank hereby agree as follows:
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         1.      (a)      Bancshares shall not declare or pay any dividends
without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors.

                 (b) Bancshares shall not take dividends or any other form of payment representing a reduction of capital from the Bank without the prior written approval of the Reserve Bank, which shall consult with the Bank's supervisory authorities, the Commissioner of Financial Institutions of the State of Louisiana and the Federal Deposit Insurance Corporation, with respect to any proposed dividend payment or capital reduction.

         2.      (a)      Bancshares shall not increase its borrowings or incur
any additional debt without the prior written approval of the Reserve Bank.

                 (b) Within 45 days of this Agreement, Bancshares shall submit to the Reserve Bank a written plan to service its current debt without incurring any additional debt.

         3. Within 45 days of this Agreement, Bancshares shall submit to the Reserve Bank a written plan to improve the capital position of the Bank and, thereafter, to maintain an adequate capital position. The plan shall, as a minimum, address and consider: (a) The Bank's current and future capital requirements, including any Federal or State supervisory requests for additional capital for the Bank, and (b) the source and timing of additional funds to fulfill all capital requirements.

         4. The plans required by paragraphs 2(b) and 3 hereof, shall be submitted to the Reserve Bank, for review and approval, within the time periods set forth in each paragraph. The Reserve Bank may comment on the plans within 15 days of its receipt. Acceptable plans shall be submitted to the Reserve Bank within the required time periods. Bancshares shall adopt all approved plans within 10 days of approval by the Reserve Bank and then fully comply with them. During the term of this Agreement, the approved plans shall not be amended or rescinded without the prior written approval of the Reserve Bank.

         5. Within 30 days of the end of each calendar quarter (December 31, March 31, June 30, September 30) following the date of this Agreement, Bancshares shall furnish to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with this Agreement and the results thereof. Along with such reports, Bancshares shall submit to the Reserve Bank:

         (a) Bancshares' parent company only balance sheet for the end of that quarter;

         (b) Bancshares' parent company only income statement for the period ending that quarter;

         (c)     the Bank's Report of Condition as of the end of that quarter;
and

         (d) the Bank's Report of Income for the period ending that quarter.
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For the purposes of the above reporting requirements, all parent company only financial statements shall be prepared in accordance with generally accepted accounting principles. Such reports and statements may be discontinued when the corrections required by this Agreement have been accomplished and the Reserve Bank has, in writing, released Bancshares from making further reports.

         6.      All communications regarding this Agreement shall be sent to:

                 (a)      Mr. Robert E. Heck, Vice President
                          Federal Reserve Bank of Atlanta
                          104 Marietta Street, N.W.
                          Atlanta, Georgia  30303-2713
                          Attention:  BHC Inspections Support Unit

                 (b)      Mr. Thomas R. Bryant
                          Chief Executive Officer
                          Great Guaranty Bancshares, Inc.
                          P. O. Box 10
                          New Roads, Louisiana 70760

         7. The provisions of this Agreement shall be binding upon Bancshares and all of its officers, directors, agents, employees, in their capacities as such, and their successors and assigns.

         8. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated or suspended by the Reserve Bank.

         9. This Agreement is enforceable to the same extent and in the same manner as an effective and outstanding order that has been issued and has become final pursuant to sections 8(b) and (k) of the Federal Deposit Insurance Act of 1966, as amended (12 U.S.C. 1818(b) and (k)). Bancshares hereby waives all procedural requirements and statutorily required notices of the Board of Governors in connection with this Agreement, with the exception of any notice of default hereunder.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 18th day of November, 1985.

Great Guaranty Bancshares, Inc.                 Federal Reserve Bank of Atlanta

By /s/Thomas R. Bryan                           /s/
  --------------------------------              -------------------------------
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         The undersigned directors of Bancshares each acknowledges that he has read the foregoing Agreement and approves of the consent thereto by Bancshares.

/s/ Marion S. Monk, Jr.                        /s/ Simon D. Weil
-----------------------------------            -------------------------------
Marion S. Monk, Jr.                            Simon D. Weil

/s/ Thomas R. Bryan                            /s/ Raymond R. Long
-----------------------------------            -------------------------------
Thomas R. Bryan                                Raymond R. Long

/s/ R. Keith Miller                            /s/ John M. Olinde
-----------------------------------            -------------------------------
R. Keith Miller                                John M. Olinde

/s/ Lester Bergeson                            /s/ Nolan C. Miller
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Lester Bergeson                                Nolan C. Miller

/s/ George W. Gremillion
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George W. Gremillion

/s/ Anthony J. Grezaffi
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Anthony J. Grezaffi

/s/ Edwin Leonards
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Edwin Leonards